Exhibit 99.1

Citizens Financial Group, Inc.

November 23, 2015

Media: Jim Hughes - 781.751.5404

Investors: Ellen A. Taylor - 203.900.6854

Citizens Financial Group Announces Agreement Regarding Subordinated Notes Held

by The Royal Bank of Scotland Group plc

PROVIDENCE, R.I. – (BUSINESS WIRE) – (NYSE: CFG) – Citizens Financial Group, Inc. (“CFG” or “Citizens”) today announced that it has reached agreement with The Royal Bank of Scotland Group plc (“RBS”) to address the RBS current ownership of $2.0 billion of CFG subordinated notes (the ”Notes”). CFG plans in the near term to finance the repurchase of $750 million of the Notes with new surbordinated debt.

CFG has secured the ability through July 2016 to purchase an additional $500 million of the Notes. CFG’s intention would be to retire this debt subject to regulatory approval in connection with its 2016 Comprehensive Capital Analysis and Review submission and ratings agency considerations.

The remaining $750 million of Notes include $333 million of 5.158% Fixed- to -Floating Callable Notes due 2023 and callable in 2018, $250 million of 4.153% Notes due 2024, and $167 million of 4.023% Notes due 2024. CFG has agreed to make registration rights available to RBS, and to obtain ratings on the Notes. With respect to the $417 million of non-callable Notes, if RBS and CFG agree on a purchase and reissue transaction it will not occur before April 2016.

“We believe this agreement is mutually beneficial to Citizens and to RBS,” said Chief Financial Officer Eric Aboaf. “Citizens can gain efficiencies through liquid, benchmark size issuance and can potentially modify its capital stack, and RBS gains a clear path to divest its holdings.”

As of September 30, 2015, CFG reported a Basel III Transitional Basis Total Capital Ratio of 15.4%. The Total Capital Ratio included a Common Equity Tier 1 ratio of 11.8% and Tier 2 of 3.4%.

This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CFG has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”). You should read the Registration Statement and other documents that CFG has filed with the SEC for more complete information about the issuer and its securities. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $135.4 billion in assets as of September 30, 2015. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance. Citizens operates through its subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

Citizens Financial Group, Inc.

Cautionary Statement About Forward-Looking Statements

This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. For example, risks include that market conditions or other circumstances will impact our ability to conduct a notes exchange or other transaction. More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on March 3, 2015.

CFG-IR